Exhibit 99.1

Contango ORE, Inc. Announces Earnings for the Quarter Ended December 31, 2015

HOUSTON--(BUSINESS WIRE)--February 4, 2016--Contango ORE, Inc. (“CORE” or the “Company”) (OTCQB: CTGO) announced today that it filed its Form 10-Q for the quarter ended December 31, 2015 with the Securities and Exchange Commission.

The Company reported a net loss of $0.3 million or ($0.08) per basic and diluted share for the three months ended December 31, 2015 compared to a loss of $0.7 million or $(0.17) per basic and diluted share for the same period last year as restated. For the six months ended December 31, 2015, the Company reported a net loss of $0.8 million compared to a net loss of $1.7 million for the same period last year.

Peak Gold, LLC (“Peak Gold”), managed by our Joint Venture partner Royal Alaska, LLC (“Royal Alaska”), a wholly owned subsidiary of Royal Gold, Inc. (‘RGLD”), expended approximately $6.8 million in calendar year 2015 for exploration, development and project management of its Peak zone gold ore discovery and other newly discovered gold bearing areas on its Tetlin properties near Tok, Alaska. The Peak Gold Management Committee approved expenditures up to $4.4 million for a winter exploration program (“Phase I”), expected to begin in February 2016. Depending on Phase I results, a more extensive Phase II drilling and reconnaissance program may be approved for the summer and fall of 2016. One objective of the 2016 exploration program will be to gather data sufficient to allow Peak Gold to complete a new mineral resource estimate by the spring of 2017. Royal Alaska will earn up to 40% interest in Peak Gold by contributing up to $30 million to the joint venture company by October 31, 2018. Of this amount, Royal Alaska has contributed $6.8 million to work completed to date and committed $4.4 million to the upcoming Phase I exploration work.

Brad Juneau, President and CEO of the Company, commented, “We are pleased that the Joint Venture will conduct our first ever winter drilling program beginning this month. This will allow the Joint Venture to get results from core holes in various areas in time to follow up on successful holes before the end of the year. Our goal for the 2016 drilling program is both to expand the limits of the Peak and North Peak areas, as well as to prove up new drilling targets.”

About CORE

CORE is a Houston-based company that engages in the exploration in Alaska for gold and associated minerals through Peak Gold, LLC, its joint venture company with Royal Gold, Inc. Additional information can be found on our web page at www.contangoore.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements regarding CORE that are intended to be covered by the safe harbor "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995, based on CORE’s current expectations and includes statements regarding future results of operations, quality and nature of the asset base, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance (often, but not always, using words such as "expects", “projects”, "anticipates", "plans", "estimates", "potential", "possible", "probable", or "intends", or stating that certain actions, events or results "may", "will", "should", or "could" be taken, occur or be achieved). Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those, reflected in the statements. These risks include, but are not limited to: the risks of the exploration and the mining industry (for example, operational risks in exploring for, developing mineral reserves; risks and uncertainties involving geology; the speculative nature of the mining industry; the uncertainty of estimates and projections relating to future production, costs and expenses; the volatility of natural resources prices, including prices of gold and associated minerals; the existence and extent of commercially exploitable minerals in properties acquired by CORE; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; the interpretation of exploration results and the estimation of mineral resources; the loss of key employees or consultants; health, safety and environmental risks and risks related to weather and other natural disasters); uncertainties as to the availability and cost of financing; inability to realize expected value from acquisitions; inability of our management team to execute its plans to meet its goals; and the possibility that government policies may change or governmental approvals may be delayed or withheld, including the inability to obtain any mining permits. Additional information on these and other factors which could affect CORE’s exploration program or financial results are included in CORE’s other reports on file with the Securities and Exchange Commission. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. CORE does not assume any obligation to update forward-looking statements should circumstances or management's estimates or opinions change.

CONTACT:
Contango ORE, Inc.
Brad Juneau, (713) 877-1311
www.contangoore.com